SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 March 10, 1999

                              TEARDROP GOLF COMPANY
             (Exact name of Registrant as specified in its Charter)

         Delaware                    0-29014               52-105660
         --------                    -------               ---------
 (State or other juris-            (Commission          (IRS Employer
diction of incorporation)          File Number)     Identification Number)

     1080 Lousons Road, Union, New Jersey               07083
     ------------------------------------               -----
   (Address of principal executive office)            (Zip Code)

        Registrant's telephone number including area code: (908) 688-4445

                                 Not Applicable
                                 --------------
         (Former name and former address, as changed since last report)

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Item 5. Acquisition or Disposition of Assets

      TearDrop Golf Company reported the information contained in the following press release dated March 10, 1999:

TearDrop(R) Golf Company (Nasdaq: TDRP) today announced that it expects to report net sales of approximately $60 million for the year end December 31, 1998 and a net loss of approximately $6 million, or approximately $1.50 per share. These results compare with 1997 net sales of $9.6 million and a net loss of $9.1 million, or $4.10 per share.

The sales increase is primarily attributable to the inclusion of Armour(R) Golf and RAM(R) Golf sales for the full year. Both golf operations were acquired by TearDrop in the last quarter of 1997 and TearDrop's 1997 operating results only included a portion of the fourth quarter numbers of Armour and RAM.

Rudy Slucker, Chief Executive Officer of TearDrop, commented, "When you consider that these three companies (TearDrop, Armour and RAM) in 1997 had combined sales of $49 million and a pro-forma net loss of $42.9 million, our results signal that the turnaround is coming along very well. This achievement is especially noteworthy, since it was accomplished in a year when the golf equipment industry was hurting from excessive inventories and the industry's first major downturn in over a decade. In addition, the significant fourth quarter order previously announced as delayed, is beginning to be shipped to the customer. On another positive note, as of February 28, 1999, the litigation between TearDrop and Jim Hansberger has been settled with no material adverse impact to the Company."

Joseph Cioni, TearDrop's Chief Financial Officer, commented, "I've been involved with a few turnarounds in my career, but never one with such a dramatic one-year improvement as TearDrop."

Mr. Slucker further commented, "We are pleased to report that our bank has provided a seasonal increase to TearDrop's asset-based credit facilities to $30 million, an increase of $5 million. This increase will allow us to implement the most aggressive marketing and sales campaign in TearDrop's history. This campaign will include our TearDrop ROLL-FACE(TM) putter infomercial starring Fred Couples and Steve Jones; the Armour(R) Golf's 845(R)s brand vacation promotion, and various other marketing campaigns for RAM(R) and Walter Genuin(R) Golf Shoes. In 1998, we were very focused on consolidating our five acquisitions and creating a corporate culture and identity. We believe this year will be special for TearDrop as we plan on
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focusing on how good a company we can truly be."

Also announced was that John G. Raos has resigned from the Board of Directors effective immediately for personal reasons. The board is now comprised of five directors. "We wish to thank John Raos for his contributions as a director and hope he will be able to rejoin the board once the issues that forced his resignation are behind him," concluded Mr. Slucker.

The TearDrop Golf Company is the leading manufacturer of premium putters using ROLL-FACE technology. TearDrop's wholly owned subsidiaries, Armour Golf and RAM Golf, are two of the world's finest manufacturers of golf clubs and accessories. TearDrop is also the exclusive North American distributor of Walter Genuin golf shoes. Additionally, TearDrop Golf Company owns the TearDrop Professional Golf Tour, one of the premier developmental golf tours in the world, which consists of 75 tournaments for aspiring professionals throughout California, the Carolinas, Florida, Georgia, Nevada and Virginia.

Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the acceptance and pricing of new and existing products, general economic conditions as they affect TearDrop's customers, the success of the Company's new sales programs, substantial indebtedness, dependence upon endorsements, increased marketing costs, the seasonal nature of the Company's business, as well as other risks detailed from time to time in TearDrop's SEC filings, including the report on Form 10 KSB for the year ended December 31, 1997 and the Form 10-QSB for the period ending September 30, 1998. In addition, the information contained herein is derived from the Company's unaudited consolidated financial statements and is preliminary in nature, and may be subject to revision and adjustment. The results of operations for the year ended December 31, 1998 are not necessarily indicative of the results that may be expected for any future period.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TEARDROP GOLF COMPANY

Dated: March 16, 1999               By: /s/ Rudy A. Slucker
                                        ----------------------------------------
                                    Name: Rudy A. Slucker
                                    Title: President and Chief Executive Officer